UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   July 16, 2012

MAGNEGAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51883	26-0250418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

150 Rainville Road
Tarpon Springs, FL 34689
 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (727) 934-3448

Not applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On July 16, 2012, MagneGas Corporation (the “Company”) and Clear Sky Energy S.A. de C.V. (“CSE”) entered into a binding initial contract (the “Initial Contract”) by which CSE will purchase a refinery from the Company for an aggregate purchase price of $2.7 million plus 5% royalties, calculated based upon the Company’s gross revenue (the “Purchase Price”).  Pursuant to the Initial Contract, the Company will provide CSE with a draft of the definitive agreement to enter into the transactions contemplated in the Initial Contract (the “Definitive Agreement”) no later than August 31, 2012, and the Company and CSE will execute the Definitive Agreement no later than November 1, 2012. The Initial Contract requires a deposit of $100,000 (the “Deposit”), $20,000 of which has been paid as of this date. The remaining $80,000 of the Deposit is due on or before July 27, 2012. Upon execution of the Definitive Agreements and the payment of an initial installment of $865,000, the Company has 120 days to build the refinery, or the Purchase Price will be reduced by $5,000 per week, up to a maximum reduction of $150,000.

Upon the installation of the refinery, the Company will grant CSE a non-exclusive right to distribute the Company’s products throughout Latin America and exclusive rights to distribute the Company’s products in Mexico subject to certain minimum refinery purchase requirements.

The foregoing description of the Initial Contract is not complete and is qualified in its entirety by reference to the copy of the Initial Contract, which is attached as exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Initial Contract, dated July 16, 2012, by and between MagneGas Corporation and Clear Sky Energy S.A. de C.V.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNEGAS CORPORATION

Date: July 24, 2012	By:	/s/ Ermanno Santilli
Ermanno Santilli Chief Executive Officer